Exhibit 10.23
DELUXE CORPORATION
PERFORMANCE SHARE
AWARD AGREEMENT

AWARDED TO	AWARD DATE	TARGET NUMBER OF SHARES

1.
The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe“), hereby grants to you as of the above Award Date the right to receive shares of Deluxe common stock, par value $1.00 per share (the “Shares”) at the targeted level set forth above (the “Target Award”) on the terms and conditions contained in this Performance Share Award Agreement (this “Agreement”) and the Deluxe Corporation 2012 Long Term Incentive Plan (the “Plan”).

2.
Performance Period. The performance period for purposes of determining whether a Performance Award (as defined below) will occur shall be the three-year period commencing on January 1 of the year in which this Award was granted (the “Performance Period”).

3.	Performance Goals. The performance goals for purposes of determining whether a Performance Award will occur are set forth in the attached Performance Goals Schedule.

4.
Vesting. Vesting of awards shall occur if and to the extent that performance goals are achieved, as set forth in the attached Performance Goals Schedule and as determined and certified by the Compensation Committee of the Board of Directors (the “Committee”) in accordance with the Plan after the end of the Performance Period. Any amount that may vest may be adjusted by the Committee to the extent permitted by this Agreement and the Plan. The final vested award amount certified by the Committee is referred to as the “Performance Award.”

5.
Distribution. Any Shares to be distributed under this Agreement shall be distributed as soon as administratively practicable after attainment of the Performance Goals in payment of a Performance Award and to the extent a Performance Award has been certified by the Compensation Committee, but no later than two and one-half months following the end of the Performance Period for which such certification occurred. The Committee may, in its sole discretion, elect to pay you the value of all or any portion of the Performance Award in cash, based upon the closing price of a Share on the business day immediately prior to the date of vesting.

6.	Restrictions. Your rights in any Shares covered by this Agreement shall be subject to the following restrictions during and after the Performance Period:

(a)	The Shares shall be subject to forfeiture to Deluxe as provided in this Agreement and the Plan.

(b)
Until any Shares are distributed to you under this Agreement, neither you nor anyone claiming through you shall have any rights as a shareholder under this Agreement, including the right to vote or to receive dividends, stock dividends or other non-cash distributions.

(c)
You may not transfer the right to receive the Shares, other than by will or the laws of descent and distribution, or as otherwise permitted by the Committee pursuant to the Plan, and any such attempted transfer shall be void.

7.
Termination of Employment. Except as described in this Section or in Section 8, in the event your employment is terminated prior to the payment of the Performance Award, this Agreement and your rights to receive the Performance Award shall be immediately and irrevocably forfeited, unless your termination occurs on or after the one-year anniversary of commencement of the Performance Period and is by reason of (a) involuntary termination without Cause, (b) resignation for Good Reason, (c) death, (d) Disability, or (e) Qualified Retirement (as those capitalized terms are defined in the Addendum to this Agreement).

In the event your employment is terminated on or after the one-year anniversary of commencement of the Performance Period and prior to the end of the Performance Period for any of the reasons (a) through (e) in the first paragraph of this Section, you or your estate shall be entitled to receive a pro-rata distribution (based on the days elapsed in the Performance Period prior to the employment termination date) of the Performance Award determined by the Committee upon completion of the Performance Period to be paid, in its sole discretion, to holders of similar Agreements, based on the attached Performance Goals Schedule. In the event your employment is terminated for any of the reasons (a) through (e) in the first paragraph of this Section after completion of the Performance Period but prior to certification and distribution of the Performance Award, you or your estate shall be entitled to receive the Performance Award determined by the Committee upon completion of the Performance Period to be distributed, in its sole discretion, to holders of similar Award Agreements, based on the attached Performance Goals Schedule. Such distribution will be made at the same time that distributions are made to active employees.

8.
Change of Control. If, in connection with or following a Change of Control (as defined in the Addendum to this Agreement) in which either Shares of Deluxe continue to be outstanding and listed on a national securities exchange, or a successor to Deluxe assumes this Agreement as provided in the following paragraph, your employment is terminated for any of the reasons (a) through (e) in the first paragraph of Section 7 on or after the one-year anniversary of commencement of the Performance Period and prior to the end of the Performance Period, you or your estate shall be entitled to receive, on or before forty-five days after your employment termination, a distribution of Shares at the Target Award. If, in connection with or following such a Change of Control, your employment is terminated for any of the reasons (a) through (e) in the first paragraph of this Section after the end of the Performance Period, the second paragraph of Section 7 shall apply.

If, in connection with any Change of Control, the acquiring Person, surviving or acquiring corporation or entity, or any Affiliate of such corporation or entity, elects to assume the obligations of Deluxe under this Agreement and to replace the Shares issuable under it with other equity securities that are listed on a national securities exchange (including by use of American Depositary Receipts or any similar method), then the number of replacement equity securities issuable under this Agreement shall be determined by the Committee in accordance with Section 4(c) of the Plan. In the event of any such Change of Control, all references herein to Shares shall thereafter be deemed to refer to the replacement equity securities issuable upon attainment of Performance Goals, references to

Deluxe shall thereafter be deemed to refer to the issuer of such replacement equity securities, and all other terms of this Agreement shall continue in effect except as to the extent modified by this Section 8.
If the Change of Control does not meet the continuation or replacement criteria specified in this Section 8, then the value of the Target Award shall be calculated based upon the value of a Share as of the closing price on the business day immediately prior to the effective date of the Change of Control and that amount shall become due and payable in cash, immediately upon the Change of Control.
Nothing contained herein shall limit the authority of the Committee under Section 4(c) of the Plan to make adjustments to the Shares subject to this Agreement in the case of a transaction described in Section 4(c) of the Plan that does not constitute a Change of Control.

9.
Rights. Upon the distribution of any Shares as provided in this Agreement, you shall, subject to the restrictions of this Agreement and the Plan, have all of the rights of a shareholder with respect to the Shares that are distributed, including the right to vote the Shares and receive any cash dividends and any other distributions thereon.

10.
Income Taxes. You are liable for any federal and state income or other taxes applicable upon the distribution to you of any Shares or other payments under this Agreement, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon the distribution of Shares, you shall promptly pay to Deluxe in cash, or in previously acquired shares of Deluxe common stock having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld or collected upon the distribution of the Shares. In the alternative, prior to the end of the Performance Period, you may direct Deluxe to withhold from Shares otherwise to be distributed the number of Shares having a fair market value equal to the amount of all applicable taxes required by Deluxe to be withheld upon the distribution of the Shares (based upon the minimum statutory withholding rate as defined by FASB Accounting Standards Codification Paragraph 718-10-25-19). You acknowledge that no Shares will be distributed to you, notwithstanding any Performance Award, unless and until you have satisfied any obligation for withholding taxes as provided in this Agreement. Any Performance Award made under this Agreement and the Plan is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

11. Forfeiture of Award and Award Gain Resulting from Certain Activities.
(a)    If, at any time during the period commencing on the first day of the Performance Period and ending 12 months after the date that you have received a Performance Award, you engage in any Forfeiture Activity (as defined below) then (i) this Agreement shall immediately terminate effective as of the date any such activity first occurred, and (ii) the value of any Shares previously distributed to you pursuant to the Performance Award must be paid to Deluxe within 30 days of demand by Deluxe. For purposes hereof, any such value shall be determined by multiplying the number of Shares constituting the Performance Award by the higher of the closing price of a Share on the business day prior to the date of vesting or the closing price on the business day prior to the date of repayment or, to the extent the Performance Award was paid to you in cash, including any payment pursuant to the penultimate paragraph of Section 8, the amount of cash paid to you or on your behalf. The amount repaid shall not be reduced by any tax withholding, whether paid in Shares or cash.
(b)    As used herein, you shall be deemed to have engaged in a Forfeiture Activity if you (i) directly or indirectly, engage in any business activity on your own behalf or as a partner, stockholder, director, trustee, principal, agent, employee, consultant or otherwise of any person or entity which is in any respect in competition with or competitive with the Company or you solicit, entice or induce any employee or representative of the Company to engage in any such activity, (ii) directly or indirectly solicit, entice or induce (or assist any other person or entity in soliciting, enticing or inducing) any customer or potential customer (or agent, employee or consultant of any customer or potential customer) with whom you had contact in the course of your employment with the Company to deal with a competitor of the Company, (iii) fail to hold in a fiduciary capacity for the benefit of the Company all confidential information, knowledge and data, including customer lists and information, business plans and business strategy (“Confidential Data”) relating in any way to the business of the Company for so long as such Confidential Data remains confidential, or (iv) are terminated by the Company for Cause.
(c)    If any court of competent jurisdiction shall determine that the foregoing forfeiture provisions are invalid in any respect, the court so holding may limit such provisions in any manner which the court determines, such that the provisions shall be enforceable against you.
(d)    By accepting this Agreement, you consent to a deduction from any amounts the Company owes you from time to time (including amounts owed to you as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to you by the Company), to the extent of the amounts you owe the Company under the foregoing provisions. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount you owe, calculated as set forth above, you agree to pay immediately the unpaid balance to the Company.
(e)    You will be released from the forfeiture provisions of subparagraph (b)(i) in the event your employment with the Company has been involuntarily terminated without Cause due to a job elimination or other reduction in force. Otherwise, you may be released from the foregoing forfeiture provisions only if the Compensation Committee of the Deluxe Board of Directors (or its duly appointed agent) determines in its sole discretion that such action is in the best interests of Company.
(f)    Nothing contained in this Section shall be construed to limit the provisions of Section 6(h) of the Plan (dealing with recoupment of awards made to certain officers of the Company), which are incorporated into this Agreement by this reference.

12.
Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Deluxe or its Affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

DELUXE CORPORATION
By: ___________________________________

ADDENDUM TO
PERFORMANCE SHARE AWARD AGREEMENT

For the purposes hereof the terms used herein shall have the following meanings:
"Affiliate" shall mean a company controlled directly or indirectly by Deluxe or any acquiring Person. surviving or acquiring corporation or entity, where "control" shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.
"Cause" shall mean (i) you have breached your obligations of confidentiality to Deluxe or any of its Affiliates; (ii) you have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates; (iv) you have had excessive absences unrelated to illness or vacation ("excessive" shall be defined in accordance with local employment customs); (v) you have committed fraud, misappropriation, embezzlement or any other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vii) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of your employment responsibilities; or (viii) you are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.
"Change of Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(I)
The date on which any one person, or more than one person acting as a group, acquires ownership of stock of Deluxe that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Deluxe. If any one Person, or more than one Person acting as a group, is already considered to own more than 50% of the total fair market value or total voting power of the stock of the Deluxe, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control under this paragraph or paragraph (II). An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which Deluxe acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer or issuance of stock of Deluxe and stock in Deluxe remains outstanding after the transaction.

(II)
The date any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Deluxe possessing 30% or more of the total voting power of the stock of such corporation. If any one Person, or more than one Person acting as a group, is already considered to own more than 30% of the total voting power of the stock of the Deluxe, the acquisition of additional stock by the same Person or Persons is not considered to cause a Change of Control under this paragraph.

(III)
The date a majority of members of Deluxe’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election.

(IV)
The date that any one Person, or more than one Person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from Deluxe that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Deluxe immediately before such acquisition or acquisitions; provided that a Change of Control shall not result from a transfer of assets by Deluxe to (a) a shareholder of Deluxe (immediately prior to the transfer) in exchange for or with respect to Deluxe’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Deluxe immediately following the transfer, (c) a Person, or more than one Person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Deluxe immediately following the transfer, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person or group of Persons described in clause (c) For this purpose, gross fair market value means the value of the assets of Deluxe, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of determining whether a Change of Control has occurred, Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Deluxe. If a Person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
This definition of Change of Control is intended to conform to the definition of a change in control event as set forth in §409A of the Internal Revenue Code and Treas. Reg. §1.409A-3(i)(5), and shall be so construed. A transaction shall not be considered to constitute a Change of Control unless it also constitutes a change in control event for purposes of §409A, and any transaction that constitutes a change in control event for purposes of § 409A shall be considered a Change of Control.
“Company” shall mean Deluxe and its Affiliates, as herein defined.
"Disability" shall mean your medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months and you either have been receiving disability payments under any plan (including a short-term disability plan or practice) of the Company for at least three months, or if you are not eligible to participate in any disability plan, you are unable to engage in any substantial gainful activity.

“Good Reason” shall mean (i) except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding for this purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you and excluding any diminution attributable solely to the fact that Deluxe is no longer a public company; (ii) any material reduction in your aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between you and the Company, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; (iii) the Company’s requiring you to be based at any location more than 50 miles from your then current location; (iv) any purported termination by the Company of your employment which is not effected pursuant to a written notice of termination specifying the reasons for your termination and the manner by which such reasons constitute “Cause” (as defined herein); or (v) any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you.
"Person" shall have the meaning defined in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, except that such term shall not include (i) Deluxe or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Deluxe or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of Deluxe in substantially the same proportions as their ownership of stock of Deluxe.
"Qualified Retirement" shall mean any termination of employment that the Compensation Committee of Deluxe's Board of Directors approves as a qualified retirement, provided (i) you have at least twenty years of service with Deluxe and/or its Affiliates (“Service Years”), and (ii) the sum of your age and Service Years equals or exceeds seventy-five.